Exhibit 99.1

For Release at 1:05 p.m., PDT 10/21/10

Iteris Reports Second Quarter Revenue of $14.1 Million

— Sensors Product Sales Achieve Year-Over-Year Growth, While Cash Increases to $12.3 Million —

SANTA ANA, Calif. — October 21, 2010 — Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, reported financial results for its second fiscal quarter ended September 30, 2010.

Net sales and contract revenues totaled $14.1 million, representing a 5.2 percent decrease from net sales and contract revenues of $14.9 million in the same year-ago quarter. The decrease was primarily due to an 18.5 percent decline in Transportation Systems contract revenues which was partially offset by a 4.8 percent increase in net sales of sensors products.

Gross margins for the quarter were 44.7 percent, as compared to 44.2 percent reported in the same year-ago quarter. Operating expenses were $5.3 million for the quarter, representing a 1.9 percent decrease from $5.5 million reported in the same quarter of 2009.

Operating income was $953,000, and net income was $542,000 or $0.02 per fully diluted share. This compares to operating income of $1.1 million, and net income of $543,000 or $0.02 per fully diluted share in the same year-ago quarter.

Cash totaled approximately $12.3 million at September 30, 2010, representing an increase from $11.7 million in the previous quarter and $10.4 million at the end of the previous fiscal year, with no borrowings on the company’s $12.0 million working capital line of credit.

Fiscal Q2 2011 Operational Highlights

•                  DAF Trucks N.V., one of the world’s leading manufacturers of commercial trucks for heavy transport applications, signed a five-year contract extension to continue to offer Iteris’ Lane Departure Warning Systems (LDW) as a factory-installed option on its heavy trucks.

•                  The company’s marketing partner, Valeo, won a supply contract to provide Iteris’ LDW technology to another global, mass-market automotive Original Equipment Manufacturer. Iteris’ LDW will be integrated into Valeo’s multi-function front camera system and offered as an option on two new vehicles scheduled to start production in 2011.

•                  Approximately $5.2 million in new Transportation Systems consulting contracts were signed during the quarter, resulting in a Transportation Systems contract backlog of $26.3 million by quarter end.

Management Commentary

“Both Roadway and Vehicle Sensors continued to grow year-over-year primarily due to the expansion of our R&D efforts, as well as increased sales and marketing activities,” said Abbas Mohaddes, president and CEO of Iteris. “However, in spite of these investments, we still produced significant positive cash flow during the quarter and increased our working capital.”

“While the second quarter’s Transportation Systems revenue decreased,” continued Mohaddes, “we expect this segment to contribute to our growth over the coming periods. This market is showing signs of increasing traction, as evidenced by new allocated federal and local funds for transportation projects resulting in expanded requests for proposals. We plan to improve Transportation Systems revenue by expanding our sales and marketing efforts, as well as the execution of new strategic initiatives.”

Conference Call

Iteris will conduct a conference call with analysts and investors later today (October 21, 2010) at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss the operating results for the second fiscal quarter.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the presentation followed by a question and answer period.

To participate by phone, dial 857-350-1678 at least 5-10 minutes prior to the start time and enter pass code 50325806. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com. For the webcast, you will need Windows Media Player software installed on your computer, which is available on the webcast page under Pre-Event System Test. This may take up to 10 minutes to install.

A webcast replay of the call will be available until 5:00 p.m. PDT on November 4, 2010.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America and in Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the Company’s expansion strategies and anticipated growth opportunities, and statements about our future performance, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies and services. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; the timing and amount of stimulus or other funds allocated to overall transportation infrastructure projects and the transportation industry; any continued delays in the adoption of the new federal highway bill and the content of such bill when and if adopted; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies, products or services; our customer’s production schedules, agendas, and plans for the deployment of our Lane Departure Warning system (LDW) as a standard safety feature or as an option; our customer’s ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our active safety and other technologies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of efficiency, cost, and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector, the housing and commercial development markets, the heavy truck and passenger car markets, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2010	March 31, 2010
	(unaudited)
ASSETS:
Cash	$12,323	$10,405
Trade accounts receivable, net	11,083	11,311
Costs and estimated earnings in excess of billings on uncompleted contracts	3,239	3,871
Inventories	3,221	2,727
Prepaid expenses	395	623
Deferred tax assets	13,932	14,732
Property and equipment, net	2,315	2,550
Goodwill	27,791	27,791
Intangible and other assets, net	593	652
Total assets	$74,892	$74,662

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,151	$10,552
Revolving line of credit	—	—
Unrecognized tax benefits	753	751
Term debt	4,378	5,293
Total liabilities	15,282	16,596
Total stockholders’ equity	59,610	58,066
Total liabilities and stockholders’ equity	$74,892	$74,662

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009

Net sales and contract revenues:
Net sales	$8,868	$8,462	$18,330	$15,395
Contract revenues	5,218	6,403	11,430	14,104
Total net sales and contract revenues	14,086	14,865	29,760	29,499
Costs of net sales and contract revenues:
Cost of net sales	4,543	4,412	9,063	8,255
Cost of contract revenues	3,242	3,883	7,379	9,092
Gross profit	6,301	6,570	13,318	12,152
Operating expenses:
Selling, general, and administrative	4,271	4,527	8,912	8,780
Research and development	1,040	884	1,981	1,848
Amortization of intangible assets	37	42	73	86
Total operating expenses	5,348	5,453	10,966	10,714
Operating income	953	1,117	2,352	1,438
Non-operating income (expense):
Other income, net	19	(2)	20	17
Interest expense, net	(42)	(71)	(82)	(157)

Income before income taxes	930	1,044	2,290	1,298
Income tax provision	(388)	(501)	(951)	(611)
Net income	$542	$543	$1,339	$687

Earnings per share:
Basic	$0.02	$0.02	$0.04	$0.02
Diluted	$0.02	$0.02	$0.04	$0.02

Weighted average shares outstanding:
Basic	34,332	34,254	34,331	34,223
Diluted	34,383	34,435	34,538	34,411